Exhibit 10.16

SEPARATION AGREEMENT AND RELEASE

Systemax Inc. (“Employer” or “Company”) and Lawrence Reinhold, an individual over 18 years of age, capable of entering into contracts, together with your respective heirs, executors, personal representatives, administrators, successors, and assigns (“Employee” or “you”), agree that:

1.    Last Day of Employment. Employee’s last day of employment with Employer is January 7, 2019 and termination of such employment will be effective at 12:01am (“Separation Date”).

2.    Consideration. Pursuant to Employee’s Employment Agreement dated January 17, 2007 as amended by Amendment No. 1 thereto dated December 30, 2009 (the “Employment Agreement”; capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Employment Agreement), as modified hereby, and as express consideration for Employee’s execution of and compliance with the terms of this Separation Agreement and Release, Employer agrees to pay Employee separation payments as follows:

•	$714,000 as severance pay, reflecting twelve (12) months Base Salary as in effect at the Separation Date; and

•	$1,627,000, as severance pay, reflecting the average of Employee’s Bonus for the two (2) years preceding the year in which the Separation Date occurs (2016 and 2017); and

•	An amount equal to Employee’s annual auto allowance ($30,000), payable in 12 equal monthly installments of $2,500 each.

Subject to Employee’s continued compliance with the terms hereof, the separation payments will be made in accordance with the Employer’s regular payroll practices, and less all applicable withholdings for federal, state and local income taxes, Social Security, and all other customary withholdings. Subject to Employee’s continued compliance with the terms hereof, and expressly subject to Amendment No. 1 to the Employment Agreement regarding the timing of payments, the separation and severance payments will be distributed in bi-weekly installments beginning with the next regular payroll that is processed within fifteen (15) business days after the Separation Date.

If Employee is enrolled, Employee’s medical and dental insurance coverage will continue until the last day of the month in which Employee’s employment terminates, at the Company’s expense, and the Company will reimburse Employee for any COBRA payments he makes during the 12 months following the Separation Date. If Employee properly and timely elects to continue medical and/or dental group insurance coverage under the Company’s Employee Benefits Plan in accordance with the continuation requirements of COBRA (the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended), Employee may be entitled to elect to continue such COBRA coverage for the remainder of the COBRA eligibility period, at Employee’s own expense. Employee will receive information from Aetna on how to continue this insurance; it is Employee’s responsibility to coordinate continuation coverage with Aetna. If during the COBRA eligibility period, Employee becomes employed by a third party and is eligible for coverage under the group benefits plan of the new employer, Employee must notify the Employer in writing of such new employment so that the Employer receives such notification prior to the commencement of this employment. Such notice shall be delivered to Systemax Inc., Attn: Benefits Department, 11 Harbor Park Drive, Port Washington, NY 11050.

3.    No Severance Absent Execution of and Compliance with this Agreement. Employee acknowledges there is no obligation on the part of the Employer to provide the monies and benefits specified in Section 2, and such separation payments constitute consideration for Employee’s performance of Employee’s obligations hereunder. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Section 2 above, except for Employee’s execution of this Separation Agreement and Release and the fulfillment of the promises contained herein which shall be indicated by Employee signing and returning this Separation Agreement and Release as provided below.

4.    General Release of Claims.

a.     As a material inducement to Employer to enter into this Separation Agreement and Release and to make the payments and grant the benefits described herein, Employee knowingly and voluntarily and irrevocably and unconditionally releases and forever discharges Employer, its parent, past and present corporations, insurers, affiliates, subsidiaries, divisions, successors, and assigns, and their respective affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, accountants, officers, directors, shareholders, partners, limited partners and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, and their current and former employees, officers, directors, attorneys, accountants, and agents thereof (hereafter collectively referred to as “Releasees” together with those more fully identified below in Section 4b), of and from any and all claims, agreements, causes of action, demands, or liabilities of any nature whatsoever, including without limitation any claims in respect of employment by the Company, including without limitation for or in respect of compensation or additional compensation of any type (including without limitation any claim for bonus for or in respect of 2018) (“claims”) that Employee has or may have, known or unknown, against Releasees as of the date of execution of this Separation Agreement and Release by Employee, including, but not limited to:

The Age Discrimination in Employment Act of 1967, as amended, including by the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Fair Labor Standards Act, 29 U.S.C. § 201, et seq. The Employee Retirement Income Security Act of 1974, as amended; The Consolidated Omnibus Reconciliation Act; The Immigration Reform and Control Act, as amended; The American with Disabilities Act of 1990, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; The Family and Medical Leave Act, as amended; The Sarbanes-Oxley Act of 2002, as amended; The Fair Credit Reporting Act; The Uniform Services Employment and Reemployment Rights Act, as amended; The National Labor Relations Act, as amended; The Equal Pay Act, as amended The Genetic Information Nondiscrimination Act of 2008; The Wisconsin Fair Employment Act (Wis. Stat. Ann. §§ 111.31 to 111.395); The Wisconsin Wage Claim and Payment Law (Wis. Stat. Ann. §§ 109.03 and 109.09); The Wisconsin Business Closing and Mass Layoff Law (Wis. Stat. Ann. §§ 109.07 and 109.075); The Wisconsin Family and Medical Leave Law (Wis. Stat. Ann. § 103.10); The Wisconsin Personnel Records Statute (Wis. Stat. Ann. § 103.13); The Wisconsin Employment Peace Act (Wis. Stat. Ann. §§ 111.01 to 111.19); The Georgia Fair Employment Practices Act; The Georgia Equal Employment for Persons with Disabilities Code; The Georgia Equal Pay Act; The Georgia Prohibition of Age Discrimination in Employment Act; The Georgia Equal Employment for People with Disabilities Code; The New York Human Rights Law; Section 125 of the New York Workers' Compensation Law; The New York Labor Law and Civil Rights Law; Any Ordinances in the Nassau County, New York, Code; The Nevada Revised Statutes, Chapter 608 - Compensation, Wages And Hours; The Nevada Revised Statutes, Chapter 613 - Employment Practices; The New Jersey Law Against Discrimination; The New Jersey Family Medical Leave Act; The New Jersey Conscientious Employee Protection Act; The New Jersey Wage and Hour Law; The New Jersey Worker's Compensation Act; The New Jersey Equal Pay Act; The New Jersey Civil Union Act; The New Jersey Smoking law; The Georgia, Nevada, Wisconsin, New York, New Jersey or United States Constitutions; any other federal, state, or local civil or human rights law or any other local, state, or federal law, regulation or ordinance that may be legally waived and released; any public policy, contract (oral or written, express or implied), tort, or common law; or any claim for adding injunctive relief, costs, fees, or other expenses including attorney’s fees incurred in these matters.

b.    The “Releasees” under this Separation Agreement and Release include, but are not limited to, Systemax Inc.; Global Equipment Company Inc.; Avenue Industrial Supply Company Limited; Global Industrial Services Inc.; Global Industrial Distribution Inc.; Nexel Industries Inc.; C&H Distributors, LLC; Industrial Supplies.com LLC; Global Industrial Holdings Inc.; C&H Distribution Holdings, Inc.; SYX Services Private Limited; and Systemax Global Solutions Inc. (collectively, the “Affiliates”).

c.     Employee does intend to and hereby waives any and all claims arising from or relating to your employment with the Company and/or the termination of employment with the Company including but not limited to, any and all claims for breach of the Company’s policies, rules, regulations, or handbooks or for breach of express or implied contracts or expressed or implied covenants of good faith, and any and all claims of wrongful discharge, defamation, invasion of privacy, violation of public policy, retaliation, mental distress or any other personal injury; any and all claims for back pay, front pay, salary or bonus (except as expressly provided herein), or any kind of compensatory, special or consequential damages, punitive or liquidated damages, attorney’s fees, costs, disbursement or expenses of any kind whatsoever.

d.    Employee does not hereby waive or release any rights or claims which may arise (w) in the future after the date that this Separation Agreement and Release is executed by Employee, including without limitation any claims for breach of this separation Agreement and/or any claim for indemnification under applicable Delaware law and/or under the Company’s Articles of Incorporation, (x) under his Consulting Agreement with the Company dated January 7, 2019 (the form of which is attached hereto as Exhibit A) and to be executed concurrently with the effective time of termination of employment on the Separation Date pursuant to Section 14(d) hereof (the “Consulting Agreement”), (y) under his existing stock option or restricted stock agreements with the Company listed on Exhibit C hereto as modified by the Company as described therein (collectively, the “Equity Agreements”) or (z) any applicable coverage under any directors’ and officers’ liability insurance policy.

e.    Employee understands and agrees that he or she has up twenty-one (21) days after receipt of this Separation Agreement and Release to consider whether to sign and date this Separation Agreement and Release.

5.    Acknowledgments and Affirmations.

a.    Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer or the Releasees anywhere in the world.

b.    Employee also affirms that if Employee is a non-exempt employee entitled to overtime pay for hours worked in excess of 40 in one week, Employee has reported all hours worked as of the date Employee signs this Separation Agreement and Release; and, whether or not exempt, has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled.

c.    Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or other state or local leave or disability accommodation laws.

d.    Employee further affirms that Employee has no known workplace injuries or occupational diseases.

e.    Employee also affirms that Employee has not divulged any proprietary or confidential information, or trade secrets, of Employer or the Releasees and will continue to maintain the confidentiality of such information in perpetuity consistent with Employer’s policies and Employee’s agreement(s) with Employer, the Releasees, and/or statutory and common law. Employee confirms he or she is in compliance with the confidentiality/non-solicitation agreement entered into by Employee in connection with Employee’s initial hiring by the Employer.

f.    Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer, the Releasees, or their officers, including any allegations of corporate fraud.

g.    Employee understands that this Separation Agreement and Release does not limit your right, where applicable, to file or participate in an investigative proceeding of any federal, state, or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made on behalf of Employee, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

h.     Employee acknowledges that Employee’s benefits hereunder, and the Employer’s obligations to make payments hereunder, shall be terminated upon Employee’s breach of any covenant or obligation contained in this Separation Agreement and Release and/or in any exhibits hereto; notwithstanding such termination, the General Release and other obligations of Employee hereunder shall survive any such termination. The foregoing shall be in addition to, and not in limitation of, any of the Employer’s rights and remedies, including, without limitation, those of specific performance and equitable remedies, at law and/or pursuant to any exhibits hereto.

i.    Employee further affirms that after the Separation Date, the Employee will not represent himself as being a current employee, officer, attorney, agent or representative of the Employer or any other Affiliate for any purpose, but may identify himself as a consultant to the Company during the term of his consultancy arrangement, and may refer to himself as a member of its Board of Directors during his tenure as such (and thereafter may refer to such roles in the past tense). Without limiting the foregoing, the Employee specifically agrees to update any and all social media accounts the Employee accesses, uses or maintains to reflect the fact that the Employee is no longer employed by the Employer within three days of the Separation Date, but instead is a consultant to the Company during the term of his consultancy arrangement, and may refer to himself as a member of its Board of Directors during his tenure as such (and thereafter may refer to such roles in the past tense). For purposes of this Section, social media accounts include but are not limited to Facebook, LinkedIn, Twitter and Four Square.
6.    Accrued Salary; Vacation Pay. Regardless of whether Employee executes this Separation Agreement and Release, the Employer (a) shall pay Employee any accrued, but unpaid, Base Salary for services rendered through the Date of Termination, (b) shall pay Employee any earned, but unused, vacation days for the period prior to the date Employee’s employment terminates, in accordance with Company policy, up to a maximum of 20 days and (c) shall reimburse Employee for all reasonable and customary business expenses in accordance with Company policies and practices. These payments shall be less all applicable withholdings for federal, state and local income taxes, Social Security, and all other customary withholdings. Except as provided in this Separation Agreement and Release, Employee shall not be entitled to any other sum of money or benefits from the Employer. Payment of all compensation and benefits specified in this Separation Agreement and Release shall be subject to all legally required and customary withholdings.

7.    Flexible Spending Accounts – Health Care and Dependent Care. If Employee has participated in these accounts, deductions will cease with Employee’s last paycheck. If Employee is enrolled in the health care FSA, contributions may continue on an after-tax basis through the end of the calendar year under COBRA. Dependent care FSA contributions cannot be continued.

8.     Life Insurance. Employee’s basic and voluntary life and accidental insurance will continue until the last day of the month in which Employee’s employment terminates.  Conversion/portability applications are available upon request from Human Resources and payment must be submitted to the insurance company within 31 days after the life insurance is terminated.

9.    Disability. State mandated and voluntary short and long term disability will end on the last day of the month in which Employee’s employment terminates.

10.    401(k) PLAN. Fidelity will send Employee information regarding Employee’s 401(k) plan distribution options. If Employee has questions regarding these options, please contact Fidelity at 1.800.835.5097.

11.    Stock Options; Restricted Stock. Any stock options or restricted stock previously granted to Employee by the Employer pursuant to the Equity Agreements shall continue to be governed by their terms, as set forth in the Company’s 2010 Long Term Incentive Plan and under the Equity Agreements as modified by the Company as described in Exhibit C hereto, giving effect to the consultancy being entered into simultaneously with the effectiveness of the cessation of employment by the Company on January 7, 2019 referred to above and without break in service. Employee acknowledges that, subject to his consultancy arrangement, there is otherwise a time limit for the exercise of vested options following termination, after which time the options will lapse and not be exercisable. If Employee has questions regarding these options, please contact TD Ameritrade at (800) 598-2635.

12.    Job References. All future reference checks regarding Employee’s employment with the Company will be routed through the Human Resource Department for response. Employer’s policy is to respond only to requests submitted in writing for employment references, and to provide neutral references, that is, only most recent job title and dates of employment.

13.    Unemployment Compensation. Employee may be eligible for unemployment compensation after Employee’s employment is terminated. For further details, please contact your local unemployment office.

14.    Covenants.

a.     Other than any information included in public disclosure made by the Company pursuant to applicable securities laws or regulations, Employee agrees not to disclose, make known, discuss or relay any information regarding the terms of this Separation Agreement and Release, including, but not limited to, the details of the settlement, the negotiations that led to the settlement, the terms of this Separation Agreement and Release, or the amount of the settlement, except to a spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding this Separation Agreement and Release, provided they agree to keep said information confidential and not to disclose it to others, unless subpoenaed or otherwise required to by law, and then, in case of such legally required disclosure, only after providing reasonable advance written notice to Employer of any such impending disclosure. The Employee agrees to indemnify and hold harmless the Company from and against any loss, damage, expense, cost or liability (including legal fees and expenses) incurred by the Company relating to any gross misconduct, illegal or wrongful actions or omissions, or any conduct which violates any material policy of the Company, of Employee which occurred or occurs during his employment with the Company. This Separation Agreement and Release is confidential in its entirety and shall not be filed with any court or otherwise made a part of any public record except as required by law, including applicable securities law and regulations or requirements of the New York Stock Exchange. In connection with this Section and without limiting the foregoing, Employee specifically agrees not to accept, initiate, or participate in any discussion with the media, and not to make any statements concerning this Separation Agreement and Release, the circumstances therein, or circumstances of Employee’s employment or termination of such with any press or media representative. The parties agree that in the event Employee breaches this confidentiality provision Employee shall forfeit and refund to the Company as liquidated damages one-half (1/2) of the total separation payments specified in Section 2 above.

b.     Employee agrees that the terms and provisions of Section 6 and Section 8 of the Employment Agreement (attached as Exhibit B hereto and as modified hereby) shall remain in full force and effect and are hereby incorporated by reference and made a part hereof, as modified, as if set forth in full herein. Employee and Company hereby agree that, notwithstanding Exhibit B hereto, the provisions of said Section 6 (e) and (f) are hereby modified to apply and be binding until one year following termination of Employee’s role as a member of the Board of Directors of the Company”. Employee agrees that it is a material condition of this Separation Agreement and Release that Employee complies with the terms of Section 6 and Section 8 of the Employment Agreement, as so modified. Employee agrees that if Employee is in material breach of any covenant contained herein, including such incorporated terms, as of the last day of employment with the Employer or any time thereafter, Employee shall not be entitled to any payment pursuant to Section 2 of this Separation Agreement and Release (or if payments have commenced, any continued payment). Employee agrees not to disclose any proprietary or confidential information acquired as a result of Employee’s employment with the Company. Generally, any information which has not been announced in mailings, published in magazines or newspapers, or made public in some other way is considered confidential. Although the following list is not exhaustive, it highlights some examples of the types of information that must not be disclosed: operating and strategic plans; intellectual property development (such as proprietary technologies being developed by the Company); client lists; vendor lists; pricing policies; financial data such as sales volumes, profit margins, customer or vendor price quotations, sales costs, market studies; marketing plans; new or existing processes or product development; regulatory information and communications; acquisition or joint ventures, including any involving technology or software; and information concerning new products or services and/or potential new products or services. In addition, Employee is not permitted to disclose any legally privileged information (whether oral, written, or in other tangible form), such as communications subject to the Attorney-Client privilege or Attorney-Work Product Doctrine.

c.     Effective as of the close of business on January 7, 2019, Employee affirms that Employee has returned or will immediately return to Employer, all of Employer’s property, documents, and/or any confidential information in Employee’s possession or control (such as reports, files, memoranda, documents, business records, identification badges, corporate credit cards, PDAs, laptop computers, and any other equipment, software and other physical or personal property, tangible or intangible, which Employee received or prepared in connection with Employee’s employment hereunder); and effective as of the close of business on January 7, 2019 Employee has not retained and will not retain any copies, duplicates, reproductions or excerpts thereof after the date on which they are required to be surrendered hereunder. Effective as of the close of business on January 7, 2019, Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises, and that Employer is not in possession of any of Employee’s property.

d.     Effective as of the close of business on January 7, 2019, Employee acknowledges and agrees that Employee will no longer be authorized to access the Employer’s communication systems including, but not limited to, voice mail, electronic mail (e-mail), Internet services, facsimile (fax) machines, computers, software, telephones and any other communication equipment or systems of the Company. Employee further acknowledges and agrees that Employer is authorized to implement and Employee hereto consents to Employer implementing, a remote electronic deletion/wipe of any of Employee’s personal device(s), such as cell phones, tablets, laptops or computers, that contains Company e-mail and/or confidential information, at any time, without further notice and Employee understands and agrees that such remote electronic deletion/wipe may result in the erasing of any and all personal information, residing on the device(s) and Employee is responsible for backing up and saving any such personal information prior to the Company effecting the remote electronic deletion/wipe.

e.     Employee acknowledges and agrees that: (i) Employee’s services to be rendered to the Company are of a special and unique character; (ii) that Employee will obtain knowledge and skill relevant to the Company's industry, methods of doing business, and marketing strategies by virtue of Employee’s employment and if Employee were to become employed by, or substantially involved in, the business of a Competitor following the termination of Employee’s employment with the Company, it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information; and (iii) that the restrictive covenants and other terms and conditions of this Agreement  are reasonable and reasonably necessary to protect the legitimate business interests of the Company.  Employee further acknowledge that: (i) the amount of the Employee’s compensation reflects, in part, Employee’s obligations and the Company’s rights under this Agreement; (ii) that Employee has no expectation of any additional compensation, or other payment of any kind not otherwise referenced herein in connection herewith; and (iii) that Employee will not be subject to undue hardship by reason of Employee’s full compliance with the terms and conditions of this Agreement or the Company's enforcement thereof. Therefore, Employee agrees that for one year following termination of Employee’s role as a member of the Board of Directors of the Company, Employee shall not directly or indirectly engage in, be employed by, own, manage, operate, provide financing to, control or participate in the ownership, management or control of, or otherwise have an interest in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director, representative, subcontractor, agent or otherwise), any Competitor of the Company within the Company’s Territory, except for ownership of less than 1% of a publicly-traded company. For purposes of this Paragraph, “Competitor” shall mean (i) any company and/or its affiliates that engage in the sale of industrial equipment, supplies and products in the Territory and (ii)

specifically each of the companies listed below as “Competitors”.  For purposes of this Paragraph, “Territory” shall mean the United States and Canada. The following companies (including affiliates and subsidiaries within the same controlled group of corporations) are “Competitors” in the “Territory” as defined in this Paragraph: W. W. Grainger, Inc. (including Zoro and other divisions), MSC Industrial Direct Co., Inc., Amazon Supply, Northern Tool & Equipment Company, Inc., Uline, Inc., Fastenal Co., HD Supply, Supply Basket, LLC (a/k/a SupplyBasket.com), Ferguson Enterprises, Inc., McMaster-Carr Supply Company, National Business Furniture, W.B. Mason, Staples, Inc., Office Depot, Inc. and Webstaurantstore.com. Employee acknowledge that each of the foregoing companies is a Competitor and Employee further acknowledge that this list is not an exclusive list of Competitors and is not intended to limit the generality of this Paragraph. This section 14(e) supersedes and replaces Section 6(d) of the Employment Agreement, which is hereby made null and void.

f. The Company hereby undertakes, covenants and agrees that subject to Employee being in compliance with his obligations hereunder and under his Employment Agreement, including during the period from the date hereof through the Separation Date, and being in compliance with the Company’s material policies, (and likewise executing the Consulting Agreement), on the Separation Date the Company shall enter into the Consulting Agreement and be bound thereby effective as of 12:01am on the Separation Date.

15.    No Disparagement. It is a material condition of this Separation Agreement and Release that Employee not make, repeat, authorize, or permit any statements, comments, remarks, or publications of any type or of any nature (orally, electronically, or in writing) which tend to adversely affect, libel, slander, disparage or actually disparage or expose to hatred, contempt or ridicule (a) the reputation of Employer or the Releasees; (b) any of their services, affairs, or operations; or (c) any of its past or present customers, directors, officers, employees, representatives or agents (collectively, “Disparaging Remarks”) at any time now or in the future. This includes, but is not limited to, Disparaging Remarks as to any events, circumstances, occurrences, interactions, transactions, observations, or dealings of any kind, licit, allegedly illicit, or otherwise. Further, Employee expressly waives and forever relinquishes such rights if any, that Employee may have to make or publicize any Disparaging Remarks. Further, the Company agrees that neither it nor any executive of the level of vice president or higher or member of the Board of Directors will make any Disparaging Remarks about the Employee, provided that this prohibition shall not apply to truthful statements made in response to any legal, administrative or regulatory proceeding, subpoena or inquiry.

16.    Cooperation. Employee agrees to reasonably cooperate with and use Employee’s best efforts during normal business hours to answer any questions any representative of the Employer may have concerning the Employer’s operations. In addition, Employee shall reasonably cooperate with the Employer and its attorneys in connection with any litigation matter, Employer investigation, or governmental, regulatory or stock exchange investigation involving the Employer or any of its current or former employees.

17.    Governing Law and Interpretation; Litigation Forum. This Separation Agreement and Release shall be governed by, constructed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles. Any action of proceeding by either party to enforce this Plan shall be brought only in any state or federal court located in the county where you are based. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

18.    No Admission of Wrongdoing. The Parties agree that neither this Separation Agreement and Release nor the furnishing of the consideration provided hereunder shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind. . The Company confirms that indemnification shall be available to Employee to the extent available pursuant to applicable Delaware law and the Company’s Articles of Incorporation as set forth in Section 11 of the Employment Agreement.

19.    Amendment. This Separation Agreement and Release may not be modified, altered, or changed except in writing and signed by both Parties wherein specific reference is made to this Separation Agreement and Release.

20.    Entire Agreement. This Separation Agreement and Release and the Equity Agreements set forth the entire agreement between the Parties hereto, and fully supersedes any prior oral or written agreements or understandings between the Parties, except that if Employee is a party to an employment or other written agreement with Employer, then any post-employment covenant or restriction contained therein (for example, noncompetition, non-solicitation or other restrictive covenants, confidentiality provisions, and/or arbitration agreements) shall remain in full force and effect in accordance with its own terms. Employee acknowledges that Employee has not relied on any written or oral representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept and execute this Separation Agreement and Release, except for those set forth in this Separation Agreement and Release including the Consulting Agreement attached hereto as Exhibit A.

This Separation Agreement and Release shall be binding upon and inure to the benefit of the respective parties’ successors, assigns, personal representatives, and estates

21.    English Language Fluency Statement. Employee acknowledges and represents that Employee has sufficient English language fluency to fully comprehend the complete text and each and every term of this Separation Agreement and Release, and that, in case of any difficulty understanding any portion of this document Employee has had it explained to you and/or translated for you into Spanish or other language used primarily by Employee by a competent translator so that Employee fully comprehends the entire and complete content and meaning of what Employee is signing.

22.    Counterparts. This Separation Agreement and Release may be signed in counterparts that together shall be deemed to comprise a single and complete Separation Agreement and Release, and the parties agree that a facsimile, photocopy, or scanned image of this Separation Agreement and Release, including, without limitation, any signature(s) or other marks thereon, shall be admissible in any judicial, administrative, or other proceeding related to this Separation Agreement and Release with the same weight and binding effect as an original.

23.    ADEA Disclosures. Being at least 40 years of age, Employee acknowledges and agrees that Employee has received the following information prior to signing this Separation Agreement and Release in accordance with the Age Discrimination in Employment Act of 1967 (ADEA), 29 U.S.C. §§ 621 et seq., as amended:
A.    EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS SEPARATION AGREEMENT AND RELEASE. EMPLOYEE ALSO HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS SEPARATION AGREEMENT AND RELEASE.  EMPLOYEE MAY CONTACT ANY LOCAL, STATE, OR FEDERAL GOVERNMENT AGENCY REGARDING THIS SEPARATION AGREEMENT AND RELEASE.

B.    EMPLOYEE MAY REVOKE THIS SEPARATION AGREEMENT AND RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS SEPARATION AGREEMENT AND RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO GENERAL COUNSEL, LEGAL DEPARTMENT, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR SEPARATION AGREEMENT AND RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED OR SENT BY OVERNIGHT MAIL OR CERTIFIED MAIL TO GENERAL COUNSEL, LEGAL DEPARTMENT, 11 HARBOR PARK DRIVE, PORT WASHINGTON, NEW YORK 11050 AND RECEIVED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS SEPARATION AGREEMENT AND RELEASE. THIS SEPARATION AGREEMENT AND RELEASE IS NOT EFFECTIVE UNTIL THE END OF THE SEVEN DAYS.

C.    EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEPARATION AGREEMENT AND RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

D.    EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AGREEMENT AND RELEASE INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES, KNOWN OR UNKNOWN. EMPLOYEE UNDERSTANDS AND AGREES THAT EMPLOYEE IS WAIVING HEREBY ALL RIGHTS TO ASSERT ANY CLAIMS FOR AGE DISCRIMINATION AGAINST THE RELEASEES IDENTIFIED IN SECTION 4(B) ABOVE.

HAVING ELECTED TO EXECUTE THIS SEPARATION AGREEMENT AND RELEASE, TO FULFILL THE PROMISES MADE HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS IN SECTION 2 ABOVE, THE UNDERSIGNED EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AGREEMENT AND RELEASE INTENDING TO WAIVE, SETTLE, AND RELEASE ALL THOSE CLAIMS THAT EMPLOYEE HAS OR MIGHT HAVE, KNOWN OR UNKNOWN, AGAINST THE RELEASEES AS MORE FULLY SET FORTH ABOVE.

The Parties knowingly and voluntarily sign this Separation Agreement and Release as of the date(s) set forth below:

EMPLOYEE /s/ Lawrence Reinhold Employee’s Signature Date: October 5, 2018	EMPLOYER By: /s/ Eric Lerner Name: Eric Lerner Title: Senior Vice President Date: October 5, 2018

EXHIBIT A
Consulting Agreement
filed herewith on this Form 10-k for the year ended December 31, 2018

EXHIBIT B

6. Covenants.
(a) Confidential Information. During the course of the Employee’s employment with the Company, the Employee will acquire and have access to Confidential Information and Trade Secrets belonging to the Systemax Companies. Such Confidential Information and Trade Secrets relates both to the Systemax Companies, their customers and their employees, and consists of any information which is not generally known, that is or may be used in the Systemax Companies’ business and that could give competitors an advantage if they knew about it or could impact upon the Systemax Companies’ internal operations. Such Confidential Information includes, but is not limited to: (i) financial and business information, such as information with respect to costs, commission, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as devices, formulas and compositions of matter and processes relating to the manufacture of the Systemax Companies’ products, designs, drawings, specifications and blueprints of machinery and equipment, new and innovative product ideas, methods, procedures, devices, sourcing information, vendor information, supplier information, data processing programs, software, software codes, computer models, research and development projects; (iii) marketing information, such as information on markets, end users and applications, the identity of the Systemax Companies’ customers and distributors, their names and addresses, the names of representatives of the Systemax Companies’ customers and distributors responsible for entering into contracts with the Company, the Company’s financial arrangements with its customers and distributors, the amounts paid by such customers to the Company, specific customer needs and requirements, leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of the Systemax Companies’ other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities. The Employee acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, complied or acquired by the Company at its great effort and expense and for commercial advantage and, therefore, takes ever reasonable precaution to prevent the use or disclosure of any part of it by or to unauthorized persons. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.
(b) Non-Disclosure of Confidential Information. The Employee agrees he will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any Confidential Information and Trade Secrets, except as specifically required in the performance of Employee’s duties on behalf of the Company or with prior written authorization of the Company’s Chairman and Chief Executive Officer.
(c) Return of Materials. The Employee further agrees to deliver to the Company, immediately upon termination from employment or at any time the Company so requests, (i) any and all documents, files, notes, memoranda, models, databases, computer files and/or other computer programs reflecting any Confidential Information whatsoever or otherwise relating to the Company’s business; (ii) lists of the Systemax Companies’ clients or leads or referrals to prospective clients; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company which Employee may then possess or have under his control.

(d) Non-competition. [Intentionally Omitted] (e) Non-Solicitation of Customers. The Employee acknowledges and agrees that solely by reason of employment by the Company, Employee has and will come into contact with some, most or all of the Company’s customers and will have access to Confidential Information and Trade Secrets regarding the Company’s customers, as set forth in this Agreement. Consequently, Employee covenants and agrees that in the event of separation from employment with the Company, whether such separation is voluntary or involuntary, the Employee will not, for a period of one (1) year following such separation, directly or indirectly, solicit or initiate contact with any customer, former customer or prospective customer of the Company for the purpose of selling computer, consumer electronic and industrial products of the type offered for sale by the Company during the Employee’s employment with the Company. This restriction shall apply to any customer, former customer or prospective customer of the Company with whom the Employee had contact or about whom Employee obtained Confidential Information or Trade Secrets during the last two (2) years of employment with the Company. For the purposes of this Section 6, “contact” means interaction between the Employee and the customer or prospective customer which takes place to further the business relationship, or making sales to or performing services for the customer or prospective customer on behalf of the Company.
(f) Non-Solicitation of Employees. The Employee acknowledges and agrees that solely as a result of employment with the Company, the Employee will come into contact with and acquire confidential information regarding some, most or all of the Company’s employees and consultants. Accordingly, both during the Employee’s employment and for a period of one (1) year following the cessation of the Employee’s employment with the Company, whether such cessation of employment is voluntarily or involuntarily, the Employee will not, directly or indirectly, induce or attempt to influence any employee or consultant of the Company to terminate his or her employment or refrain from providing services to the Company, or solicit or seek to retain the services of any person employed or providing services to the Company as an employee or a contractor.
(g) Restrictions on Employment With Company. [Intentionally Omitted]
(h) Enforcement of Covenants. The Employee acknowledges and agrees that compliance with the covenants set forth in this Section 6 of this Agreement is necessary to protect the business and goodwill of the Company and that any breach of this Section 6 or any subparagraph hereof will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or threatened breach of Section 6 by Employee, the Company and Employee agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity, specifically injunctions, both preliminary and permanent, enjoining or restraining such breach or threatened breach.
8. Intellectual Property.
(a) The Employee covenants and agrees that all inventions, improvements, products, designs, specifications, trademarks, service marks, discoveries, formulae, processes, software or computer programs, modifications of software or computer programs, data processing systems, analyses, techniques, trade secrets, creations, ideas, work product or contributions thereto, and any other intellectual property, regardless of whether patented, registered or otherwise protected or protectable, and regardless of whether containing or constituting Trade Secrets or Confidential Information as defined in Section 6 hereof (referred to collectively as “Intellectual Property”), that were conceived, developed or made by Employee during employment by the Company, including Intellectual Property related to the sale of computer, consumer electronic and industrial products (the “Proprietary Interests”), shall belong to and be the property of the Company.
(b) The Employee further covenants and agrees that he will: (i) promptly disclose such Intellectual Property to the Company; (ii) assign to the Company, without additional compensation, the entire rights to Intellectual Property for the United States and all

foreign countries; (iii) execute assignments and all other papers and do all acts necessary to carry out the above, including enabling the Company to file and prosecute applications for, acquire, ascertain and enforce in all countries, letters patent, trademark registrations and/or copyrights covering or otherwise relating to Intellectual Property and to enable the Company to protect its proprietary interests therein; and (iv) give testimony, at the Company’s expense, in any action or proceeding to enforce rights in the Intellectual Property.
(c) The Employee further covenants and agrees that the Company shall be entitled to shop rights with respect to any Intellectual Property conceived or made by him during employment with the Company that is not related in any manner to the Proprietary Interests but which was conceived or made on the Company’s time or with the use of the Company’s facilities or materials.
(d) The Employee further covenants and agrees that it shall be conclusively presumed as against him that any Intellectual Property related to the Proprietary Interests described by the Employee in a patent, service mark, trademark, or copyright application, disclosed by the Employee in any manner to a third person, or created by the Employee or any person with whom he has any business, financial or confidential relationship, within one (1) year after cessation of his employment with the Company, was conceived or made by the Employee during the period of employment by the Company and that such Intellectual Property be the sole property of the Company.

Exhibit C
Equity Agreements

-Restricted Stock Unit Agreement dated February 1, 2016; 16,666 shares vesting on the Separation Date

-Restricted Stock Unit Agreement dated November 11, 2011; 10,000 shares vesting 11/14/18, and 30,000 shares vesting on the Separation Date

-Restricted Stock Unit Agreement dated August 25, 2010; 35,000 shares vesting on Separation Date

-Non-Qualified Option Agreement dated 2/1/16 (exercise price $8.31 per share); 12,500 shares available for vesting on 2/1/19 and 2/1/20. Unvested shares terminated. 25,000 vested shares exercise period extended.

-Non- Qualified Option Agreement dated 12/14/16 (exercise price $8.95 per share); 25,000 shares available for vesting on 12/14/18, 12/14/19 and 12/14/20

-Non-Qualified Option Agreement dated 5/18/2009 (exercise price $13.19 per share); 50,000 shares vested; exercise period extended

-Non-Qualified Option Agreement dated 11/14/11 (exercise price $14.30 per share); 50,000 shares vested; exercise period extended